Exhibit 15.4

Gaffney, Cline & Associates, Inc. 5555 San Felipe Street Suite 550 Houston, TX 77056, USA Telephone: +1 713 850 9955 www.gaffney-cline.com

DKM/gjh/AH-13-2048.00/gcah.255.14	October 21, 2014

Board of Directors

Ecopetrol, S.A.

Edificio Principal

Cr 13 No.36-24

Bogotá, Colombia

Consent of Gaffney, Cline & Associates

Dear Sirs:

As independent reserve engineers for Ecopetrol S.A., Gaffney, Cline & Associates hereby consents to the references to our firm included in Ecopetrol S.A.’s current report on Form 6-K dated October 21, 2014 (the “Form 6-K”), and to the inclusion of our report entitled “SEC Reserve Statement for Sixty Six Fields in Colombia” dated March 3, 2014 (our “Report”) as Exhibit 99.2 to Form 6-K, as well as to the incorporation by reference of this consent and our Report into Ecopetrol’s S.A.’s registration statement on Form F-3 filed with the United States Securities and Exchange Commission on July 26, 2013.

Very truly yours,

GAFFNEY, CLINE & ASSOCIATES, INC.